Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-153734) on Form S-8 of Bioanalytical Systems, Inc. of our report dated December 22, 2017, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Bioanalytical Systems, Inc. for the year ended September 30, 2017.

/s/ RSM US LLP
December 22, 2017